EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-61752, 33-80918, 33-86940, 33-93088, 333-50774, 333-50776, 333-77233, 333-111498, 333-123233, and 333-123234), and on Form S-4 (File Nos. 333-88802 and 333-115419), and on Form S-3 (File Nos. 333-89156 and 333-115810) of our reports dated July 27, 2007, with respect to the consolidated financial statements of Isle of Capri Casinos, Inc., Isle of Capri Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Isle of Capri Casinos, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended April 29, 2007.

/s/    Ernst and Young LLP

St. Louis, Missouri

July 27, 2007